Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2018 (except as to note 3 in the previously filed 2018 financial statements, which is not presented herein and is as of May 6, 2019), with respect to the consolidated financial statements and schedule included in the Annual Report of Entravision Communications Corporation on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Entravision Communications Corporation on Forms S-8 (File No. 333-54438 and 333-125279).

/s/ GRANT THORNTON LLP

Los Angeles, California

March 16, 2020